As filed with the Securities and Exchange Commission on May 21, 2004

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Corinthian Colleges, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0717312 (I.R.S. Employer Identification No.)

6 Hutton Centre Drive, Suite 400
Santa Ana, California 92707
(Address, Including Zip Code, of Principal Executive Offices)

Corinthian Colleges, Inc.
2003 Performance Award Plan
(Full Title of the Plan)

Stan A. Mortensen
Senior Vice President, General Counsel and Corporate Secretary
Corinthian Colleges, Inc.
6 Hutton Centre Drive, Suite 400
Santa Ana, California 92707
(714) 427-3000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

David A. Krinsky, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Unit	Price	Fee
Common Stock, $0.0001 par	5,400,000 (1)	$27.46 (2)	$148,284,000 (2)	$18,789 (2)
value per share	shares

(1)	This registration statement covers, in addition to the number of shares of Common Stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Corinthian Colleges, Inc. 2003 Performance Award Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 17, 2004, as quoted on the Nasdaq National Market.

The Exhibit Index for this registration statement is at page 9.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents of Corinthian Colleges, Inc. (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2003, filed with the Commission on September 25, 2003, as amended by Form 10-K/A filed with the Commission on September 29, 2003 (Commission File No. 0-25283);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2003, December 31, 2003 and March 31, 2004, filed with the Commission on November 14, 2003, February 10, 2004 and May 13, 2004, respectively (each, Commission File No. 0-25283);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on April 28, 2004, April 20, 2004, March 2, 2004, January 28, 2004, October 29, 2003, August 27, 2003, August 14, 2003, July 23, 2003 and July 3, 2003 (each, Commission File No. 0-25283); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on January 21, 1999 (Commission File No. 0-25283), and any other amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Note Regarding Limitations on Recovery

     The consolidated financial statements of the Company and its subsidiaries for the Company’s fiscal year ended June 30, 2001 included in the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2003, as amended by Form 10-K/A filed with the Commission on September 29, 2003, and incorporated herein by reference were audited by Arthur Andersen LLP. After reasonable efforts, the Company has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference into this registration statement of its audit report included in such annual report. Accordingly, Arthur Andersen LLP will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this registration statement. Therefore, such lack of consent may limit the recovery by investors from Arthur Andersen LLP.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     The validity of the issuance of Common Stock registered hereby is passed on for the Company by Stan A. Mortensen. Mr. Mortensen is the Senior Vice President, General Counsel and Corporate Secretary of the Company and is compensated by the Company as an employee. Mr. Mortensen owns 748 shares of Common Stock and Company stock options to acquire up to an additional 202,500 shares of Common Stock. Mr. Mortensen is eligible to be granted additional awards by the Company under the Plan.

Item 6. Indemnification of Directors and Officers

     The Company’s Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent provided by applicable law for any breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law (the “DGCL”) or for any transaction from which such director derived an improper personal benefit. Under the DGCL, liability of a director may not be limited (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (4) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company’s Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except as provided in the Company’s Certificate of Incorporation and in the situations described in clauses (1) through (4) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9. Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on May 20, 2004.

By:	/s/ David G. Moore
David G. Moore
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints David G. Moore and Stan A. Mortensen, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David G. Moore David G. Moore	Chairman and Chief Executive Officer, Director (Principal Executive Officer)	May 20, 2004

/s/ Dennis N. Beal Dennis N. Beal	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2004

Signature	Title	Date
/s/ Michael P. Berry Michael P. Berry	Director	May 20, 2004

/s/ Jack D. Massimino Jack D. Massimino	Director	May 20, 2004

/s/ Linda Arey Skladany Linda Arey Skladany	Director	May 20, 2004

/s/ Paul R. St. Pierre Paul R. St. Pierre	Director	May 20, 2004

/s/ Loyal Wilson Loyal Wilson	Director	May 20, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.	Corinthian Colleges, Inc. 2003 Performance Award Plan. (Filed as Exhibit 10.68 to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2003, filed with the Commission on February 10, 2004 (Commission File No. 0-25283) and incorporated herein by this reference.)

5.	Opinion of Company Counsel (opinion re legality).

23.1	Consent of Independent Auditors, Ernst & Young LLP

23.2	Consent of Arthur Andersen LLP (consent of independent accountants).*

23.3	Consent of Company Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this registration statement under “Signatures”).

* Omitted pursuant to Securities Act Rule 437(a).